Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of ordinary shares of IceCure Medical Ltd. Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the equity securities of IceCure Medical Ltd. beneficially owned by each of them and further agree that this Joint Filing Agreement be included as an Exhibit to such Schedule 13D and any amendments thereto.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this fourteenth day of May 2025. This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date: May 14, 2025

Li Haixiang		Epoch Partner Investments Limited

By:	/s/ Li Haixiang	By:	/s/ Li Haixiang
Name:	Li Haixiang	Name:	Li Haixiang
		Title:	Authorized Signatory